STRATEGIC STORAGE TRUST, INC. UNVEILS NEW BRAND WITH INNOVATIVE WEBSITE GIVING CUSTOMERS A SMARTER WAY TO STORE

     LADERA RANCH, Calif. - April 19, 2011 - SmartStop™ Self Storage, the retail brand for Strategic Storage Trust, Inc. (SSTI), has introduced an array of new features to help consumers and businesses navigate every facet of their storage needs, from estimating space needs to leveraging technology to better manage their belongings.

     SSTI launched a new retail website for the SmartStop brand (www.smartstopselfstorage.com) that very simply walks customers step-by-step through the process of picking, packing and optimizing their storage space.

      "This is a significant step in our brand awareness campaign for SmartStop as we grow our portfolio," said H. Michael Schwartz, SSTI's chairman and CEO. "By creating more of a retail experience that customers expect from other businesses they frequent, our new brand can truly stand out by delivering the industry's best customer service. We're also doing everything possible to make our storage facilities secure and convenient, from surveillance cameras and keypad entry to free Wi-Fi at most of our locations."

     The new SmartStop website combines an intuitive process with smart technology to help make the storage experience simple, quick and smart.

     Among the unique aspects of the site is the SmartSizer Space Estimator, which allows consumers to click on a variety of different household items to determine how much storage space they will need. Once users choose the desired unit size and select the goods that need to be stored, the interactive tool indicates how much storage space remains, guiding them intuitively through the entire process.

     By using the SmartSupplies tool, customers can order boxes, tapes, locks and other packing supplies online, and the products will be ready for pick up at the facility, streamlining the entire storage experience. The site also provides one-stop transportation services by offering truck rentals at certain facilities through partnerships with Budget and Penske Truck Rental.

     New customers receive a moving checklist that offers packing and storage tips to efficiently pack and protect their belongings. The free SmartTracker Inventory List helps customers quickly locate specific stored items when they need them.

     Easy and accessible customer service is a priority, with a single toll-free number and online instant messaging. The company is now working on a game-changing mobile app that leverages SmartStop's proprietary inventory-management tools to provide a key point of differentiation in the highly competitive self-storage market.

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is the first and only self-storage REIT in the public non-traded REIT marketplace. SSTI is one of five publicly registered self-storage REITs in the United States and is one of the fastest growing REITs nationwide. The Strategic Storage Trust management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. The REIT's storage facilities are branded as SmartStop™ Self Storage throughout the country. Its portfolio includes approximately 41,000 self-storage units and 5.1 million rentable square feet of storage space. SSTI's sponsor is Strategic Capital Holdings LLC, which manages a growing portfolio of over 7.5 million square feet of commercial properties, including 5.8 million square feet of self-storage facilities, with a combined market value of over $780 million. For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com.

About SmartStop™ Self Storage

Strategic Storage Trust, Inc.'s (SSTI) branded facilities, SmartStop™ Self Storage, offer affordable, accessible and secure storage space for residential and commercial customers.  SmartStop offers secure interior and exterior units as well as outside storage areas for vehicles, RVs and boats. In addition to features such as key pad access security gates and video surveillance, the facilities also utilize well trained on-site associates to provide customers with the highest standard of service in the industry. To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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